EXHIBIT 3.2



                      SECURED NON-RECOURSE PROMISSORY NOTE


$80,000.00                                                     NOVEMBER 30, 2000
                                                         LOS ANGELES, CALIFORNIA


         FOR VALUE RECEIVED, the receipt and sufficiency of which is acknowledged, FUTURE ARTS, LTD., an Israeli corporation (type of entity and state or nation of formation), ("MAKER"), hereby promises to pay to BP SOFTWARE, LTD., a Texas limited partnership, having an address of 15851 Dallas Parkway, Suite 1120, Addison, Texas 75001, or order ("HOLDER"), the principal sum herein below described ("PRINCIPAL AMOUNT"), together with interest thereon, in the manner and at the times provided and subject to the terms and conditions described herein.

         1. PRINCIPAL AMOUNT. The Principal Amount means the sum of Eighty Thousand Dollars ($80,000.00).

         2. INTEREST. Interest on the Principal Amount remaining unpaid beyond the Maturity Date shall accrue from the Maturity Date at the rate of ten percent (10%) per annum and shall be compounded monthly. Interest shall be computed on the basis of a three hundred sixty (360) day year and a thirty (30) day month. Said interest is not consideration for any loan or forbearance, but rather an agreed upon penalty or late charge in the event the Principal Amount (which represents the purchase price for 4,000,000 shares common shares of recordLab Corporation (the "SUBJECT SHARES") sold to Maker by Holder pursuant to that certain Contract for the Private Sale of Stock of even date herewith), is not paid in full on or before the Maturity Date defined in Paragraph 3 hereof.

         3. MATURITY DATE. Subject to Paragraph 7, the Principal Amount and all other indebtedness under this Note, if any, shall be all due and payable by Maker on March 31, 2001 (the "MATURITY DATE").

         4. MAKER'S PAYMENT OBLIGATIONS.

         (a) LUMP SUM PAYMENT ON MATURITY DATE. Maker will make a lump payment of all unpaid principal, as well as any other amounts due and outstanding with respect to this Note on the Maturity Date as such term is hereinabove defined in Paragraph 3 of this Note.


         (b) PAYMENT IN LAWFUL FUNDS. All payments will be made solely in lawful money of the United States. If the Principal Amount is, or any portion thereof remains outstanding prior to the Maturity Date and the Principal Amount, or balance remaining by check, such payment must be delivered to Holder in sufficient time to allow the funds to become same day funds on or before the Maturity Date.

SECURED NON-RECOURSE PROMISSORY NOTE
By and Between FUTURE ARTS, LTD. ("MAKER") AND BP SOFTWARE, LTD. ("HOLDER")
--------------------------------------------------------------------------------

         (c) PLACE OF PAYMENTS. Maker will make its payment(s) at this address:

                               BP SOFTWARE, LTD.
                        15851 Dallas Parkway, Suite 1120
                              Addison, Texas 75001

or at such other place as Holder may from time to time designate in writing.

         (d) APPLICATION OF PAYMENTS. Maker's payments will be applied in this order: (1) to attorneys' fees and costs incurred, if any, to enforce this Promissory Note; (2) to any accrued and unpaid interest; and (3) then to Principal Amount.

         5. NO PREPAYMENT PENALTY. Maker shall have the right to prepay all or any portion of the Principal Amount, without penalty, premium or other charge, at any time.

         6. SECURITY. The payment of this Note is secured by Maker's pledge of the Subject Shares pursuant to the certain Stock Pledge Agreement of even date herewith executed by Maker, Holder and the pledge holder under the Stock Pledge Agreement. Anything contained herein to the contrary notwithstanding, no recourse shall be had for the payment of the Principal Amount, interest or other charges, including attorneys' fees under this Promissory Note, or for any claim based thereon or otherwise, in respect thereof or based on or in respect of this Promissory Note, against:

                  (i) Maker; or

                  (ii) any legal representative, heir, beneficiary, successor or assignee of Maker; or

                  (iii) any corporation, partnership (or any partner thereof), individual or entity to which the Subject Shares or any part thereof shall have been transferred.

         It is understood that this Promissory Note may not be enforced against any person or entity other than Maker and/or Marker's assignees or successors, and against Maker and/or Maker's assignees or successors only through the rights and remedies afforded to Holder under the Stock Pledge Agreement. The foregoing non-recourse provision shall not extend to claims against Maker by Holder for damages suffered by Holder as a result of Maker's breach of default under the Stock Pledge Agreement of Maker's intentional tortious conduct that prevents Holder from exercising Holder's remedies or rights under the Stock Pledge Agreement, it being understood and agreed that as to these matters, Holder shall have recourse to:

                  (i) Maker; and,

                  (ii) any successor or assignee of Maker; and,

                                       2.

SECURED NON-RECOURSE PROMISSORY NOTE
By and Between FUTURE ARTS, LTD. ("MAKER") AND BP SOFTWARE, LTD. ("HOLDER")
--------------------------------------------------------------------------------

         (iii) any corporation, partnership (or any partner thereof), individual or entity to which the Subject Shares or any part thereof shall have been transferred.

         7. ACCELERATION UPON DEFAULT. At the option of Holder, the entire Principal Amount, or the balance then remaining unpaid, shall immediately become due, and payable, irrespective of the agreed Maturity Date, upon the happening of any of the following events of default (hereinafter collectively called a "DEFAULT"):

         (a) MONETARY DEFAULT. If the entire outstanding and unpaid Principal Amount is not paid in full to Holder, or its order on the Maturity Date.

         (b) If the Maker shall breach any non-monetary condition or obligation imposed on the Maker pursuant to the terms of the above-described contract for the Private Sale of Stock or Stock Pledge Agreement or this Promissory Note.

         (c) If the Maker shall made an assignment for the benefit of creditors;

         (d) If a custodian, trustee, receiver, or agent is appointed or takes possession of substantially all of the property of the Maker;

         (e) If the Maker becomes insolvent as that term is defined in Section 101(26) of Title 11 of the UNITED STATE CODE;

         (f) If the Maker shall (A) file a petition with the Bankruptcy Court under the BANKRUPTCY CODE, or (B) otherwise file any petition or apply to any tribunal for appointment of a custodian, trustee, receiver, or agent of the Maker, or commence any proceeding related to the Maker under any bankruptcy or reorganization statute, or under any arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect;

         (g) If any petition is filed against the Maker under the BANKRUPTCY CODE and either (A) the BANKRUPTCY CODE orders relief against the Maker under the chapter of BANKRUPTCY CODE under which the petition is filed, or (B) such petition is not dismissed by the Bankruptcy Court within thirty (30) days of the date of filing;

         (h) If any petition or application of the type described in Subparagraph (v)(B) above is filed against the Maker, or any proceeding of the type described in Subparagraph (v)(B) above is commenced, and either (1) the Maker, by any act, indicates his approval thereof, consent thereto, or acquiescence therein, or (2) an order is entered appointing any such custodian, trustee, receiver, or agent, adjudicating the Maker bankrupt or insolvent, or approving such petition or application in any such proceeding, and any such order remains in effect for more than thirty (30) days; or

                                       3.

SECURED NON-RECOURSE PROMISSORY NOTE
By and Between FUTURE ARTS, LTD. ("MAKER") AND BP SOFTWARE, LTD. ("HOLDER")
--------------------------------------------------------------------------------

         (i) If any attachment, execution, or other writ is levied on substantially all of the assets of the Maker and remains in effect for more than fifteen (15) days.

         8. NO OFFSET. The Maker shall make all payments required under the Note without offset regardless of any defense, offset, claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, which the Maker may have or claim to have against the Holder, whether or not related to this Note (collectively, "CLAIMS"), and no portion of the indebtedness secured by this Note or any payment shall be or deemed to be offset or compensated by all or any part of such Claims, except for those Claims for which judgment has been entered in favor of Maker against Holder. The Maker waives, to the fullest extent permitted by applicable law, the protection or benefits of any statement, code, or judicial decision which conflicts with the terms of this Paragraph 8 including, without limitation, ss. 431.70 of the California Code of Civil Procedure, as amended, or any successor provision at law. Section 431.70 provides:

         WHERE CROSS-DEMANDS FOR MONEY HAVE EXISTED BETWEEN PERSONS AT ANY POINT IN TIME WHEN NEITHER DEMAND WAS BARRED BY THE STATUE OF LIMITATIONS, AND AN ACTION IS THEREAFTER COMMENDED BY ONE SUCH PERSON, THE OTHER PERSON MAY ASSERT IN THE ANSWER THE DEFENSE OF PAYMENT IN THAT THE TWO DEMANDS ARE COMPENSATED AS FAR AS THEY EQUAL EACH OTHER, NOTWITHSTANDING THAT AN INDEPENDENT ACTION ASSERTING THE PERSONS' CLAIM WOULD AT THE TIME OF FILING THE ANSWER BE BARRED BY THE STATUTE OF LIMITATIONS. IF THE CROSS-DEMAND WOULD OTHERWISE BE BARRED BY THE STATUTE OF LIMITATIONS, THE RELIEF ACCORDED UNDER THIS SECTION SHALL NOT EXCEED THE VALUE OF THE RELIEF GRANTED TO THE OTHER PARTY. THE DEFENSE PROVIDED BY THIS SECTION IS NOT AVAILABLE IS THE CROSS-DEMAND IS BARRED FOR FAILURE TO ASSERT IT IN A PRIOR ACTION UNDER SECTION
         426.30. NEITHER PERSON CAN BE DEPRIVED OF THE BENEFITS OF THIS SECTION BY THE ASSIGNMENT OR DEATH OF THE OTHER. FOR THE PURPOSES OF THIS SECTION, A MONEY JUDGEMENT IS A "DEMAND FOR MONEY" AND, AS APPLIED TO A MONEY JUDGEMENT, THE DEMAND IS BARRED BY THE STATUE OF LIMITATIONS WHEN ENFORCEMENT OF THE JUDGEMENT IS BARRED UNDER CHAPTER 3 (COMMENCING WITH
         SECTION 683.010) OR DIVISION 1 OF TITLE 9.

                                       4.

SECURED NON-RECOURSE PROMISSORY NOTE
By and Between FUTURE ARTS, LTD. ("MAKER") AND BP SOFTWARE, LTD. ("HOLDER")
--------------------------------------------------------------------------------

9. COLLECTION COSTS AND ATTORNEYS' FEES.

         (a) Maker agrees to pay Holder all costs and expenses, including actual attorneys' fees, paid or incurred by Holder in connection with the collection or enforcement of the Note or any instrument securing payment of this Note, including defending the priority of such instrument.

         (b) In the event any party institutes or should the parties otherwise become a party to any action or proceeding in connection with the enforcement or interpretation or collection of this Note or any instrument securing payment of this Note, or for damages by reason of any alleged breach of this Note or any provision hereof or any alledged breach of any instrument securing payment of this Note or any provision thereof, or for a declaration of rights in connection with this Note or any instrument securing payment of this Note, or for any other relief, including equitable relief, in connection with this Note or any instrument securing payment of this Note, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party all costs and expenses including, without limitation, reasonable attorneys' and other fees incurred by the prevailing party in connection with such action or proceeding, and shall also be entitled to collect as damages those costs and expenses hereinabove described in subparagraph (a) of this Paragraph.

         10. NOTICE. Any notice to Maker provided for in this Note shall be given by personal delivery or by express mail, Federal Express, D.H.L. or similar airborne/overnight delivery service, or by mailing such notice by first class or certified mail, return receipt requested, addressed to Maker at the address set forth below where this Note is executed, or at such other address as may have been designated by written notice to Maker. Mailed notices shall be deemed delivered and received in accordance with this provision three (3) days after deposited in the United States mail.

         11. USURY COMPLIANCE. All agreements between Maker and Holder are expressly limited, so that in no event or contingency whatsoever, whether by reason of the consideration given with respect to this Note, the acceleration of maturity of the unpaid Principal Amount and interest thereon, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance, or detention of the indebtedness which is the subject of this Note exceed the highest lawful rate permissible under the applicable usury laws. If, under any circumstances whatsoever, fulfillment of any provision of this Note or any agreement securing payment of this Note or executed in connection with this Note after timely performance of such provision is due, shall involve transending the limit of validity prescribed by law which a court of competent jurisdiction deems applicable, then, the obligations to be fulfilled shall be reduced to the limit of such validity, and if, under any circumstances whatsoever, Holder shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the unpaid Principal Amount and/or late charges under this Note and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of the Principal Amount and/or late charges under this Note, such excess shall be refunded to Maker.

                                       5.
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                                  MAKER:

                                  FUTURE ARTS, LTD., a

                                  By: /s/ Rachamim Siromachoff,
                                      President

                                  MAKER'S ADDRESS

                                  29 Kehicat Sofia
                                  Tel Aviv, Israel


                                  HOLDER'S ADDRESS:

                                  BP SOFTWARE, LTD., a Texas limited partnership 15851 Dallas Parkway, Suite 11220
                                  Addison, Texas  75001




DO NOT DESTROY THIS NOTE; WHEN PAID, THIS NOTE MUST
BE SURRENDERED TO MAKER FOR CANCELLATION




                                       6.